Exhibit 99.1

FLEETWOOD ENTERPRISES COMPLETES SALE OF $100 MILLION IN
5.00% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE IN 2023

Riverside, Calif., December 22, 2003 – Fleetwood Enterprises, Inc. (NYSE:  FLE) today announced that it completed the sale of $100 million aggregate principal amount of its 5.00% Convertible Senior Subordinated Debentures due 2023 in a previously announced private offering.  In addition to the original offering of $80 million principal amount of debentures, Fleetwood had granted the initial purchaser of the debentures an option to purchase up to an additional $20 million principal amount of debentures, which the initial purchaser exercised as part of the sale that closed today.

The debentures were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The debentures and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act, or any state securities laws. Unless so registered, the debentures and the common stock issuable upon conversion of the debentures may not be offered or sold in the United States or any state, or to any U.S. person, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release contains forward-looking statements. These forward- looking statements include Fleetwood’s intention to raise proceeds through the offering and sale of the convertible senior subordinated debentures and the intended use of proceeds. Actual results may differ materially from the results predicted or implied by the forward-looking statements. In addition, Fleetwood’s business is subject to risks. More information about the risks to which Fleetwood is subject is available in Fleetwood’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors.” Fleetwood undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact: Lyle Larkin, Vice President, Treasurer, +1-909-351-3535, or Kathy A. Munson, Director-Investor Relations, +1-909-351-3650, both of Fleetwood Enterprises, Inc.